Exhibit 2.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED MERGER AGREEMENT

This Amendment No. 1, dated as of December 21, 2020 (this “Amendment”) to the Amended and Restated Merger Agreement, dated as of December 10, 2020 (the “A&R Merger Agreement”) by and among (i) Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), (ii) Juneau Parent Co, Inc., a Delaware corporation (“Parent”) and (iii) Juneau Merger Co, Inc., a Delaware corporation (“Merger Sub”). The Company, Parent and Merger Sub shall be referred to herein from time to time collectively as the “parties”. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the A&R Merger Agreement.

WHEREAS, the parties have entered into the A&R Merger Agreement;

WHEREAS, the parties now wish to amend the A&R Merger Agreement as provided herein; and

WHEREAS, Section 9.03 of the A&R Merger Agreement provides that the A&R Merger Agreement may be amended, supplemented, waived or modified only with the express written consent of the parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     The phrase “the right to receive $3.20 in cash without interest (the “Merger Consideration”)” in Section 2.03(a) of the A&R Merger Agreement shall be deleted and replaced in its entirety by the following:

“the right to receive $3.26 in cash without interest (the “Merger Consideration”)”

2.     The following shall be added as new Section 5.13 to the A&R Merger Agreement:

“Section 5.13     Equity Investors

(a)     Part 5.13 of the Parent Disclosure Schedule sets forth, for each Equity Investor, its (i) unrestricted cash and cash equivalents on hand and readily accessible (or if such Equity Investor is a fund, accessible within one (1) business day), and (ii) aggregate liabilities that would be required to be disclosed on a balance sheet under GAAP or IFRS, as applicable, in each case as of the end of the most recent fiscal year.

(b)     (i) Each Equity Investor has all requisite, corporate, limited partnership or other power and authority to perform all of its obligations under its Equity Commitment Letter, (ii) the funding by each Equity Investor of the entire equity commitment under its Equity Commitment Letter has been duly and validly authorized and approved by all necessary action(s) thereof, (iii) each Equity Investor has, and will have at all times during which this Agreement is in effect, available funds (or if such Equity Investor is a fund, available within one (1) business day) in excess of the sum of the entire equity commitment under its Equity Commitment Letter, (iv) the aggregate equity commitment under each Equity Commitment Letter is less than the maximum amount that the applicable Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (v) the funding of the entire equity commitment under each Equity Commitment Letter will not require any Equity Investor to assign, transfer, grant participation in or otherwise sell down its interest in Parent, (vi) no Equity Investor will assign, transfer, grant participation in or otherwise sell any or all of its Equity Commitment Letter or any obligations or interests thereunder (except as expressly provided therein) and (vii) the execution, delivery and performance by the Equity Investor of the Equity Commitment Letter and the obligations contained therein do not conflict with any existing document to which Equity Investor is a party or otherwise binding on Equity Investor.”

Part 5.13 of the Parent Disclosure Schedule shall be as attached as Annex A hereto.

3.     The phrase “in no event later than five Business Days after the date hereof” in Section 6.12(b)(i)(A) of the A&R Merger Agreement shall hereby be deleted and replaced in its entirety by the following:

“in no event later than twenty (20) Business Days after the date hereof”

4.     No Other Amendments. Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the A&R Merger Agreement and each reference to the A&R Merger Agreement in any other agreement, document or other instrument shall, in each case, refer to the A&R Merger Agreement as modified by this Amendment. Except as and to the extent expressly and specifically amended or modified by this Amendment, the A&R Merger Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the A&R Merger Agreement. For the avoidance of doubt, each reference in the A&R Merger Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to December 10, 2020.

5.     General Provisions. Article 9 of the A&R Merger Agreement shall apply to this Amendment mutatis mutandis and to the A&R Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

Juneau Parent Co, Inc.

By:	/s/ Larry Handen
Name: Larry Handen Title: President

By:	/s/ Matthew Rinklin
Name: Matthew Rinklin Title: Vice President

Juneau Merger Co, Inc.

By:	/s/ Larry Handen
Name: Larry Handen Title: President

By:	/s/ Matthew Rinklin
Name: Matthew Rinklin Title: Vice President

Alaska Communications Systems Group, Inc.

By:	/s/ William H. Bishop
Name: William H. Bishop Title: President and Chief Executive Officer